Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. ANNOUNCES BOARD OF DIRECTORS CHANGES
WINSTON-SALEM, N.C. (Sept. 29, 2008) – Hanesbrands Inc. (NYSE:HBI) today announced membership changes to the company’s board of directors, the establishment of a lead director position, and the completion of its planned spinoff leadership succession.
Charles W. Coker, 75, will retire from the company’s board of directors effective Dec. 8, 2008. A member of the board since the company became independent, Coker has served as chairman of the board’s compensation committee and as presiding director and was instrumental in Hanesbrands’ transition as an independent company.
“We owe a debt of gratitude to Charlie for his tremendous service to the company,” Hanesbrands Chief Executive Officer Richard A. Noll said. “Charlie played an integral role in providing leadership and guidance during our transition. We have all benefited from his intelligence, vast experience, impeccable character and sage counsel.”
To fill the board’s tenth position after Coker’s retirement, Ann E. Ziegler, senior vice president and chief financial officer of CDW Corporation, has been elected to the company’s board of directors, effective Dec. 8, 2008. Ziegler, 50, will serve for a term scheduled to end at the 2009 annual meeting of stockholders.
Ziegler has held senior positions for 20 years in finance, corporate development and mergers and acquisitions. Prior to her position at CDW of Vernon Hills, Ill., she was chief financial officer of various Sara Lee Corporation divisions from 2003 to 2008. She holds a law degree and worked for the law firm of Skadden, Arps, Slate, Meagher & Flom in Chicago from 1986 to 1993.
“We are very pleased to have a professional of Ann’s capabilities and accomplishments join the board of Hanesbrands,” Noll said. “Her experience and skills in finance, strategic planning, and mergers and acquisitions will be a tremendous benefit to our company.”
To complete the company’s planned executive leadership succession, the following changes are effective Jan. 1, 2009. Board Chairman Lee A. Chaden, 66, will retire from the chairman position, and Noll will add the chairman’s role to his responsibilities. Chaden, who also has served in the executive chairman and chief executive officer roles with the company, will remain on the board of directors.

Hanesbrands Inc. Announces Board of Directors Changes – Page 2
“Rich and his team have led the company through a very successful start as an independent public company and have set a critical strategic course for the company’s success and growth,” Chaden said. “The time is right to complete our leadership succession. I look forward to remaining on the board of this great company and continuing to play a role in its ongoing success.”
In conjunction with Noll assuming the chairman and CEO roles, the board of directors has created the position of lead director to further enhance Hanesbrands’ governance structure. J. Patrick Mulcahy, a member of the board since its inception, has been elected as lead director.
“Lee Chaden has helped create an outstanding board of directors and has made numerous contributions to Hanesbrands over the years in his executive leadership roles,” Noll said. “We are delighted that he will continue to serve on our board.
“Our board operates with strong working relationships among all members, and having the lead director role will be an added strength for our board. We are excited to have Pat fill the critical role of lead director.”
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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